Exhibit 99.3
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of S. Theis Rice
Senior Vice President and Chief Legal Officer
July 24, 2015

Thank you, Gail. Good morning everyone.

As we have previously reported, Trinity Industries and Trinity Highway Products received an adverse jury verdict in October 2014 in a False Claims Act case involving the ET Plus guardrail end terminal system.  For purposes of today’s comments I will refer to Trinity Industries and Trinity Highway Products together as the “Company”.

Following the jury verdict, the United States District Court for the Eastern District of Texas, Marshall Division, ordered the parties to engage in good faith negotiations in an effort to reach a settlement of this matter. Recently, on June 9th, the parties reported to the District Court that despite mutual best efforts, the parties were not successful at resolving their disputes.

That afternoon, the District Court issued its Memorandum Opinion and Order in the case, entering judgment on the verdict in the total amount of $682.4 million. On June 23rd, the Company posted a supersedeas bond in the amount of $686.0 million, covering the total judgment and two years of post-judgment interest. The bond was approved by the District Court and has stayed execution on the judgment until all post-judgment motions and appeals are exhausted.

The Company's Motion for New Trial is pending. If denied, the Company will vigorously pursue its rights of appeal of the judgment to the United States Court of Appeals for the Fifth Circuit. The Company’s Motion for New Trial is based on errors committed by the District Court in the course of the trial, the District Court’s failure to apply the applicable law to the allegations in the case, and substantial evidence obtained post-verdict invalidating the claims made.

The Company believes that the evidence presented at trial clearly showed no fraud was committed. At the Fifth Circuit, the Company’s position will be simple - the judgment is erroneous and should be reversed.

Based on information currently available to the Company, including but not limited to, the significance of eight successful, post-verdict crash tests of the ET Plus; conclusions reached by the FHWA’s first joint task force founded upon such crash tests; and the FHWA’s published field observations and research reported by the FHWA’s first joint task force regarding ET Plus systems installed on the nation's roadways; we do not believe that a loss is probable in this matter, therefore no accrual has been included in the consolidated financial statements. For additional information on this matter please see Note 18 in our 10-Q being filed later today.

The Federal Highway Administration formed a second joint task force to further evaluate the in service performance of the ET Plus through the collection and analysis of a broad array of data. The FHWA has stated that the second joint task force will report its findings this summer, at which time we will perform a thorough analysis before resuming any shipment of the product to customers.

We previously reported the Company received a federal subpoena from the U.S. Department of Justice through the U.S. Attorney for the District of Massachusetts. The Company is fully cooperating with the Department of Justice in response to this subpoena.

Our second quarter 10-Q will be filed today. In Note 18 of the 10-Q we provide additional information on this litigation and other related legal matters pertaining to the ET Plus. If you would like more details relating to my comments, please refer to the Company’s website at www.etplusfacts.com.

I will now turn the call over to Tim.